Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIRECT DIGITAL HOLDINGS, INC.

Direct Digital Holdings, Inc., a Delaware corporation, hereby certifies that:

ONE: The name of this corporation is Direct Digital Holdings, Inc. This corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 23, 2021.

TWO: The board of directors of the corporation (the “Board”) adopted resolutions proposing to amend and restate the original Certificate of Incorporation, and the sole stockholder of the corporation has duly approved the amendment and restatement by written consent pursuant to and in accordance with Section 228 of the DGCL.

THREE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOUR: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I

NAME

The name of this corporation is Direct Digital Holdings, Inc. (the “Company”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street – Corporation Trust Center, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

1.              Number of Shares; Reclassification. The total number of shares of all classes of stock that the Company shall have authority to issue is 190,000,000 shares, consisting of three classes as follows: (a) 160,000,000 shares of Class A common stock, with the par value of $0.001 per share (the “Class A

Common Stock”); (b) 20,000,000 shares of Class B common stock, with the par value of $0.001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (c) 10,000,000 shares of preferred stock, with the par value of $0.001 per share (the “Preferred Stock”). Effective upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), each share of common stock, no par value (the “Old Common Stock”), issued and outstanding immediately prior to the Reclassification Effective Time, shall automatically, without further action on the part of the Company or any holder of such Old Common Stock, be reclassified as and become one (1) validly issued, fully paid and non-assessable share of Class A Common Stock.

2.              Increases or Decreases. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

2.1            in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the redemption or exchange of all outstanding LLC Units (as defined below) corresponding to shares of Class B Common Stock, pursuant to the LLC Agreement and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;

2.2            in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

ARTICLE V

TERMS OF CLASSES AND SERIES OF STOCK

The powers, preferences and rights, and the qualifications, restrictions and limitations thereof, relating to the capital stock of the Company are as follows:

1.              Definitions. For purposes of this Amended and Restated Certificate of Incorporation, the following definitions apply:

1.1            “Amended and Restated Certificate of Incorporation” shall mean this Amended and Restated Certificate of Incorporation of the Company, as may be amended and/or restated from time to time.

1.2            “Independent Directors” mean the members of the Board designated as independent directors in accordance with the requirements of any national stock exchange under which the Company’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.

1.3            “IPO” means the initial public offering of the Company’s Class A Common Stock.

1.4            “LLC Units” means the outstanding Class A Common Units of Direct Digital Holdings, LLC that are issued under the LLC Agreement.

1.5            “LLC Agreement” means the Seconded Amended and Restated Limited Liability Company Agreement of Direct Digital Holdings, LLC dated on or about the date of the closing of the IPO, as the same may be amended, amended and restated and otherwise modified from time to time.

1.6            “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

2.              Voting Rights.

2.1            Common Stock.

(a)            Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the applicable record date.

(b)            Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to one (1) vote for each share thereof held at the applicable record date.

2.2            General. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes; provided, however, that any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock.

2.3            Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the affirmative approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, reclassification, consolidation or otherwise, amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of, or increase or decrease the number of authorized shares of, the Class B Common Stock.

3.              Stock Splits or Combinations. In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

4.              Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the assets of the Company available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their LLC Units for shares of Class A Common Stock in accordance with the LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Company in excess of the par value thereof in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

5.              Transfer Restriction; Cancellation of Class B Common Stock.

5.1            Issuance of the Class B Common Stock. No shares of Class B Common Stock may be issued by the Company except to a holder of LLC Units in Direct Digital Holdings, LLC (other than the Company, Direct Digital Holdings, LLC or any other subsidiary of the Company that is a holder of LLC Units), such that after such issuance of Class B Common Stock such holder of LLC Units holds an identical number of LLC Units and shares of Class B Common Stock. No shares of Class B Common Stock may be transferred of record by the holder thereof except (i) for no consideration to the Company upon which transfer such shares shall automatically, without further action by the holder thereof, be cancelled, or (ii) together with the transfer of an identical number of LLC Units made to the transferee of such LLC Units made in compliance with the LLC Agreement and the provisions set forth herein.

5.2            Cancellation of the Class B Common Stock. Immediately upon the effective time of an exchange of an LLC Unit (together with a share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the LLC Agreement, such share of Class B Common Stock held by such exchanging holder of LLC Units shall automatically, without further action by the Company or the holder thereof, be canceled with no consideration being paid or issued with respect thereto. Any such canceled shares of Class B Common Stock shall be automatically retired and all rights with respect to such shares shall automatically cease and terminate.

6.              Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Company, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company (or any other securities of the Company or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

7.              Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding LLC Units (along with Class B Common Stock and excluding those LLC Units held by Direct Digital Holdings, LLC) into shares of Class A Common Stock.

8.              Miscellaneous.

8.1            No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Company by reason of redemption, purchase, conversion, retirement or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

8.2            Additional Issuances of Class B Common Stock. Except as set forth in Sections 5.1 and 9.3, the Company shall not at any time after the effectiveness of this Amended and Restated Certificate of Incorporation under the DGCL issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

8.3            Preemptive Rights. No stockholder of the Company shall have a right to purchase shares of capital stock of the Company sold or issued by the Company except to the extent that such a right may from time to time be set forth in a written agreement between the Company and a stockholder; provided, however, that to the extent LLC Units are issued pursuant to the LLC Agreement to anyone other than the Company or a wholly owned subsidiary of the Company, an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall concurrently be issued to the same Person to whom such LLC Units are issued.

ARTICLE VI

DIRECTOR LIABILITY

1.              Limitation of Liability. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

2.              Indemnification and Advancement. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through (a) the Company’s bylaws, (b) agreements with such directors, officers, agents or other persons or (c) the vote of stockholders or disinterested directors.

3.              Amendment to Article VI. Any amendment, elimination, impairment, repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Company hereby elects not to be subject to or governed by Section 203 of the DGCL.

ARTICLE VIII

CORPORATE OPPORTUNITY RENOUNCEMENT

To the extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Specified Opportunity presented to a Covered Person and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Company; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any officer, member of the Board or stockholder (or affiliate thereof) who is not an employee of the Company or any of its subsidiaries. A “Specified Opportunity” is any transaction or other business opportunity that is not presented to the Covered Person solely in his or her capacity as an officer, member of the Board or stockholder of the Company (or affiliate thereof).

ARTICLE IX

MISCELLANEOUS

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class or series thereof, as the case may be, it is further provided that:

1.              Management in Board. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the Board shall be fixed from time to time by resolution of the Board, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

2.              Bylaws. The Board is expressly empowered to adopt, amend or repeal the bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

3.              Special Meetings of Stockholders. Special meetings of the stockholders may be called only by (i) the Board; (iii) the chairperson of the Board; or (iv) the chief executive officer of the Company.

4.              Written Consent Prohibition. Except as otherwise provided for or fixed pursuant to the provisions of Article V of this Amended and Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

5.              Director Nominations. Advance notice of nominations for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Company will be given in the manner and to the extent provided in the bylaws of the Company.

6.              Election.

6.1            Written Ballot. The directors of the Company need not be elected by written ballot unless the bylaws so provide.

6.2            Cumulative Voting. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election.

6.3            Director Removal. Subject to any limitation imposed by applicable law, any individual director or directors may be removed only with cause, in each case, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

6.4            Vacancies. Subject to any limitations imposed by applicable law, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the newly created directorship or vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

6.5            Adoption, Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the bylaws, subject to the power of the stockholders of the Company to alter or repeal any bylaws whether adopted by them or otherwise. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended and Restated Certificate of Incorporation or the bylaws), but in addition to any affirmative vote of the holders of any particular class of stock of the Company required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then-outstanding voting stock of the Company, voting together as a single class, shall be required to adopt new bylaws or to alter, amend or repeal the bylaws.

6.6            Certificate Amendments. The Company reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation. In addition, other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, members of the board of directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted and held subject to the rights the Company has reserved in this Section 6.6 of Article IX. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended and Restated Certificate of Incorporation or the bylaws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Article VI, Article VIII and Sections 3, 6.5 and 6.6 of Article IX of this Amended and Restated Certificate of Incorporation.

6.7            Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This first paragraph of Section 5.5 of Article IX shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

[Signature Page Follows]

This Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m., Eastern Time, on February 15, 2022.

IN WITNESS WHEREOF, Direct Digital Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 11th day of February, 2022.

DIRECT DIGITAL HOLDINGS, INC.

By:	/s/ Mark Walker
Mark Walker
Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]